EXHIBIT 10.1

MOBIVENTURES INC.

 and

THE SHAREHOLDERS

OF MOVE2MOBILE LIMITED

EQUITY SHARE PURCHASE AGREEMENT

EQUITY SHARE PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of March 14, 2008 (the “Effective Date”),

AMONG:

The shareholders of Move2Mobile Limited (“M2M” or the “Company”), each of whose names and addresses are set out in Schedule 1 hereto

(each a “Vendor” and collectively the “Vendors”)

AND:

MOBIVENTURES INC., a Nevada corporation with an address at Sunnyside, Brinkworth, Chippenham, Wiltshire, SN15 5BY, EnglandEngland

(the “Purchaser”)

WHEREAS:

(A)	The share capital of the Company is comprised of £168.096 divided into 16809 Ordinary Shares of £0.01 (together, the “M2M Shares”).

(B)	Further particulars of M2M at the date of this agreement are set out in Schedule 2.

(C)

The Vendors are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of M2M Shares set out opposite their respective names in Schedule 1 comprising in aggregate the whole of the issued share capital of the Company.

(D)	The Vendors have agreed to sell and the Purchaser has agreed to buy the M2M Shares subject to the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT the Parties, intending to be legally bound, covenant and agree as follows:

PART 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, including the recitals and schedules, the following words and phrases have the following meanings:

(a) “Affiliate” means any officer, director, shareholder or employee of any company or any member of the immediate family (limited to a spouse, parent or child) of any such officer, director, shareholder or employee, and any corporation;

(b) “Assets” means all property or assets of any nature or kind, whether real property or personal property, tangible or intangible;

(c) “Business Day” means any day, other than a Saturday, Sunday or public holiday, when banks in London, England are open for business;

(d) “Closing” means the completion of the purchase and sale of the M2M Shares on the terms and subject to the conditions contained in this Agreement;

(e) “Closing Date” means the date of Closing, as determined in accordance with §2.3 of this Agreement;

(f) “Company” means Move2Mobile Limited, a company incorporated under the laws of England and Wales, with a registration number 4564149 and a registered office at Sunnyside, Brinkworth, Chippenham, Wiltshire, SN15 5BY, England, further details of which are set out in Schedule 2;

(g) “Consents and Approvals” means all necessary consents and approvals required to be obtained in connection with the execution and delivery by the Vendors of this Agreement and the consummation of the transactions described herein, as listed in the Disclosure Schedule, which consents and approvals will include all consents and approvals required to be obtained under all licenses and permits held by the Company for the conduct and operation of its business in order that the Purchaser, through its subsidiaries, will have the full benefit of such licenses and permits following Closing;

(h) “Disclosure Schedule” means the disclosure schedule attached as Schedule 3. The Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections contained in this Agreement and the disclosure in any section qualifies other sections in this Agreement. A bundle of documents may be included with such Disclosure Schedule;

(i) “Employees and Contractors” means all individuals who are full-time, part-time or temporary employees or individuals engaged on contract to provide employment or similar services in respect of the Company;

(j) “Encumbrance” means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option, assignment, license or other encumbrance or adverse claim of any nature or kind whatsoever;

(k) “Financial Statements” means (i) the audited financial statements of the Company for the fiscal years ended October 31, 2007 and October 31, 2006, each attached as Schedule 4, together with (ii) the interim financial statements for the Company for the three months periods ended January 31, 2007 and 2006;

(l) “GAAP” means generally accepted accounting principles determinations of an accounting nature in respect of the Company which will be made in a manner consistent with GAAP and past practice with no changes in the method of application of the Company’s accounting policies or changes in the method of applying the Company’s use of estimates

(m) “Government Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other government or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-government or private body, in each case, having jurisdiction on behalf of any nation, province, territory, state or other geographic subdivision thereof and exercising any regulatory, judicial, legislative, expropriation or taxing authority;

(n) “Intellectual Property” means, in respect of a Person, all patents (including utility patents, design patents, registered industrial designs, utility models and certificates of addition), patent applications, copyright, trade marks (including trade names, business names and service marks), semiconductor topography rights, information rights in computer software and databases, internet domain names, know-

how, trade secrets, other similar instruments or rights, whether registered or unregistered, and all rights in relation to any of the foregoing which are recognized in any jurisdiction, of the Person;

(o) “M2M Shares” 16,809 Issued Ordinary Shares of £0.01 each in the Company, all of which have been issued and are fully paid, and “M2M Share” means any one of them;

(p) “Material Contracts” means any agreements or arrangements to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company;

(q) “Party” means each party to this Agreement individually and “Parties” mean each Party collectively;

(r) “Person” includes an individual, corporation, limited liability corporation, unlimited liability company, body corporate, partnership, limited partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof or any other entity (including a Government Entity);

(s) “Purchase Price” has the meaning ascribed to it in § 2.2;

(t) “Purchaser Shares” the shares of common stock, par value $0.001 per share of the Purchaser to be allotted and issued credited as fully paid to the Vendors in part satisfaction of the Purchase Price;

(u) “Purchaser’s Closing Documents” means the closing documents set forth in §8.3 to be delivered by the Purchaser on or before the Closing Date;

(v) “Purchaser’s Solicitors” means Lang Michener LLP;

(w) “SEC” means the United States Securities and Exchange Commission;

(x) “Securities Act” means the United States Securities Act of 1933, as amended;

(y) “Vendors’ Closing Documents” means the closing documents set forth in §8.2 to be delivered by the Vendors and the Company on or before the Closing Date; and

(z) “Warrantors” means those persons whose names are set out in Part 2 of Schedule 1.

Schedules

1.2 The following schedules are attached to, form part of, and are hereby incorporated by reference into this Agreement:

Schedule 1 – Vendors and Warrantors

Schedule 2 – Details of the Company

Schedule 3 - Disclosure Schedule

Schedule 4 – Financial Statements

Schedule 5 – List of Material Contracts

Schedule 6 – Investment Agreement

1.3 Clause and schedule headings do not affect the interpretation of this Agreement. 1.4 Words in the singular include the plural and in the plural include the singular. 1.5 A reference to one gender includes a reference to the other gender.

1.6 A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.7 Writing or written includes faxes but not e-mail.

1.8 Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9 References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10 Unless otherwise expressly provided, the obligations and liabilities of the Vendors under this Agreement are joint and several.

1.11 Reference to this agreement include this agreement as amended or varied in accordance with its terms.

PART 2

PURCHASE AND SALE

Purchase and Sale of M2M Shares

2.1 In reliance on the representations and warranties, and on the terms and subject to the conditions contained in this Agreement, at the Closing, the Purchaser will purchase from the Vendors, and each of the Vendors will sell, assign and transfer to the Purchaser, the M2M Shares held by each of them with full title guarantee, free and clear of all Encumbrances and together with all rights that attach (or may attach in the future) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

Purchase Price

2.2 The total purchase price payable by the Purchaser collectively to the Vendors for the M2M Shares (the “Purchase Price”) is $4,200,000 to be satisfied by the issue of promissory notes for the payment of cash consideration and by the allotment and issue by the Purchaser on the Closing Date of Purchaser’s Shares, as set out below the Purchaser, together with an additional payment as set out in Clause 2.2.1:

(a) the allotment and issue to the Vendors of an aggregate number of shares in the common stock of the Purchaser, credited as fully paid, (the “Purchaser’s Shares”) as shall have an aggregate value of $2,000,000 on Closing to be converted upon the average of the close price on each of the 5 days preceding the date of Closing, apportioned between the Vendors in the proportions set out opposite their respective names in Schedule 1.

(b) the allotment and issue to the Vendors of an aggregate number of Purchaser’s Shares on the 12 month anniversary date of Closing as shall have an aggregate value of $500,000 to be converted upon the average of the close price on each of the 5 days preceding the 12 month anniversary date of Closing, apportioned between the Vendors in the proportions set out opposite their respective names in Schedule 1.

(c) the allotment and issue to the Vendors of an aggregate number of Purchaser’s Shares on the 24 month anniversary date of Closing as shall have an aggregate value of $200,000 to be converted upon the average of the close price on each of the 5 days preceding the 24 month anniversary date of Closing, apportioned between the Vendors in the proportions set out opposite their respective names in Schedule 1.

(d) The allotment and issue to the Vendors of promissory notes executed by the Purchaser in favour of the Vendors representing the obligation of the Purchaser to complete the following payments, in aggregate:

(i) the payment of $500,000 to the Vendors on the 31st October 2008, in the proportions set out opposite their respective names in Schedule 1.

(ii) the payment of $500,000 to the Vendors on the 12 month anniversary date of Closing, in the proportions set out opposite their respective names in Schedule 1.

(iii) the payment of $500,000 to the Vendors on the 24 month anniversary date of Closing, in the proportions set out opposite their respective names in Schedule 1.

2.2.1 Additional payments will be made dependent upon the performance of the Company as follows:

Further payments will be made over the 2 year period for the years of the Company ended 31st October 2008 and 2009 in the event that performance of the Company exceeds the following forecasts for these 2 years. These payments will be based on 2 criteria: a) net profit and b) the value of the portfolio at the end of the earn out period.

If Net Profit, as defined below, exceeds the following figures in the fiscal years ended 31st October, 2008 or 2009, further payments (in the form of additional shares of the Purchaser’s common stock) would be made as follows:

Profit exceeds following figures	Shares to be issued
2008 – net profit exceeds $100,000	$1 of Purchaser shares to be converted upon the average of the close price on each of the 5 days preceding the date of 31st October 2008 for every $1 of net profit above $100,000
2009 – net profit exceeds $300,000	$1 of Purchaser shares to be converted upon the average of the close price on each of the 5 days preceding the date of 31st October 2009 for every $1 of net profit above $300,000

Net Profit: in relation to the financial years ended 31 October 2008 and 2009 shall be defined as the net profit of the Company as shown in the independently audited accounts of the Company for that period:

(a)	before deducting taxation on profit;

(b)	after deducting profits or adding back losses of a capital nature arising on the disposal of, or on the revaluation of, assets or investments of the Company; and

(c)	excluding the effect of any transactions after Closing that are not in the ordinary course of business of the Company, or that are not made at arm's length and on market terms.

The Purchaser shall use its reasonable endeavours to ensure that the accounts of the Company are audited within three month of the last day of each Financial Year for the years 2008 and 2009.

The Purchaser shall, within sixty days of receiving the audited accounts of the Company for each Financial Year for the years 2008 and 2009, send to the Vendor[s]:

(d)	a copy of the audited accounts of the Company; and

(e)	a certificate issued by the Purchaser's accountants stating:

	(i)	the Net Profit for the relevant Financial Year;

	(ii)	any adjustments made to the audited accounts in arriving at the Net Profit; and

	(iii)	the amount of the additional payment (if any) payable in respect of that year.

The Vendors have thirty days, starting with the day on which they receive the audited accounts and certificate referred to above, within which [jointly] to give notice to the Purchaser that they do not accept the accuracy of the certificate. If the majority (over 75% of the shares held by the Vendors) of Vendors do not [jointly] give notice, they are all deemed to have accepted the certificate as accurate at the expiry of the thirtieth day period.

Where the Vendors jointly give notice that they do not accept the accuracy of the certificate, the parties have fifteen days, starting with the day on which the Purchaser receives the notice, within which to resolve any disagreement relating to the certificate. The parties shall use their best endeavours to resolve the disagreement within that period.

Where the parties are unable to resolve their disagreement within the fifteen day period, the calculation of the Net Profit and additional payment for the relevant Financial Year shall be referred to an independent party appointed jointly by the Purchaser and the Vendor.

The Purchaser shall make the additional payment due to Vendors [by the allotment and issue of Purchaser’s Shares] in the proportions set opposite the Sellers' names in Schedule 1 as shall have an aggregate value of the incremental amount of the Net Profit gained over and above the forecast outlined above in that Financial Year to be converted upon the average of the close price on each of the 5 days preceding the payment, for that year within a period of thirty days starting with the day on which:

a)	the Vendors accept or are deemed to have accepted the certificate relating to the additional payment for that year as accurate; or

b)	the parties have resolved all disagreements on that certificate; or

c)	the parties receive notice of the Expert's decision on the additional payment for that year.

Save as otherwise provided, the parties shall each bear their own costs incurred in the preparation of the certificate and the agreement of the Net Profits and Additional payments.

If the portfolio value (the value of all equity held in 3rd party companies by the Company) at the end of 2009, calculated using the same methodology (discounted cash flow) as that at closure and verified by an independent 3rd party, exceeds the following figures, further payments (in the form of additional shares) would be made as follows:

Portfolio value exceeds following figures	Shares to be issued
2009 – portfolio value exceeds $8,500,000 This target valuation will be reduced by 3.5% per month for each month that the Closing (and therefore working capital) is delayed beyond 31st January 2008	$1 of Purchaser shares to be converted upon the average of the close price on each of the 5 days preceding the date of 31st October 2009 for every $1 of Portfolio Value above $8,500,000

The above agreement is predicated upon Purchaser providing working capital for the Company as follows: 1. $83,333 per each month from Closing to 31st October 2009

The target valuation will be reduced by 3.5% per month for each month that the working capital is not available after closing.

The total working capital supplied by the Purchaser by 31st October 2009will be deducted from the portfolio value at the end of the earn out period i.e 31 October 2009 to arrive at the portfolio value above.

Closing

2.3 The Closing will take place as soon as possible following satisfaction by each of the Vendors and the Purchaser of the conditions precedent set forth in Section 7 of this Agreement.

Issuance of the Purchaser Shares

2.4 Each Vendor acknowledges and agrees with the Purchaser as follows, provided that each Vendor that is a resident of the U.S., a U.S. Person, or who is in the United States at the time of the execution of this Agreement shall execute and deliver the Investment Agreement attached hereto as Schedule 6 and shall be deemed to make the agreements, representations and warranties set forth therein in lieu of the following:

Regulation S. The Purchaser Shares will be offered and sold to the Vendors without such offers and sales being registered under the United States U.S. Securities Act of 1933 and will be issued to the Vendor in accordance with Rule 903 of Regulation S of the U.S. Securities Act in an “offshore transaction” within the meaning of Regulation S based on the representations and warranties of the Vendor in this Agreement. As such, each Vendor further acknowledges and agrees that all Purchaser Shares will, upon issuance, be “restricted securities” within the meaning of the U.S. Securities Act.

Agreement Regarding Resale. The Vendor agrees to resell the Purchaser Shares only in accordance with the provisions of Regulation S of the U.S. Securities Act, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration pursuant to the U.S. Securities Act, and otherwise in accordance with all applicable state securities laws and the laws of any other jurisdiction. The Vendor agrees that the Purchaser may require the opinion of legal counsel reasonably acceptable to the Purchaser in the event of any offer, sale, pledge or transfer of any of the Purchaser Shares by the Vendor pursuant to an exemption from registration under the U.S. Securities Act.

Prohibition Against Hedging Transactions. The Vendor agrees not to engage in hedging transactions with regard to the Purchaser Shares unless in compliance with the U.S. Securities Act.

No Obligation to Register. The Vendor acknowledges that the Purchaser has not agreed and has no obligation to register the resale of the Purchaser Shares under the U.S. Securities Act however the Purchaser will attach piggyback registration rights to the shares.

Share Certificates. The Vendor acknowledges and agrees that all certificates representing the Purchaser Shares will be endorsed with the following legend in accordance with Regulation S of the U.S. Securities Act or such similar legend as deemed advisable by legal counsel for the Purchaser to ensure compliance with Regulation S of the U.S. Securities Act and to reflect the status of the Purchaser Shares as restricted securities:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT”.

PART 3

REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE VENDOR

Representations and Warranties in Respect of the Vendor

3.1 Each of the Vendors severally represent and warrant to the Purchaser that, as at both the effective date of this Agreement and the Closing Date as follows, provided that each Vendor that is a resident of the U.S., a U.S. Person, or who is in the United States at the time of the execution of this Agreement shall execute and deliver the Investment Agreement attached hereto as Schedule 6 and shall be deemed to make the agreements, representations and warranties set forth therein in lieu of subparagraphs (h) and (i) below

(a) Capacity – the Vendor has all necessary legal right and capacity to execute and deliver this Agreement, to transfer the legal and beneficial title and ownership of the M2M Shares owned by the Vendor to the Purchaser, to perform all of the Vendors’ obligations hereunder and to comply with the terms and provisions of this Agreement, and this Agreement constitutes a valid and binding obligation of the Vendor in accordance with its terms,

(b) No Approvals Required – no authorization, approval, order, license permit or consent of any Government Entity nor the registration, declaration or filing by the Vendor with any such Government Entity, to the best knowledge of the vendor, is required in order for the Vendor

(i) to execute and deliver this Agreement or any other agreement, certificate or instrument to be executed or delivered by the Vendor pursuant to or contemplated by this Agreement,

(ii) to incur the obligations expressed to be incurred by the Vendor pursuant to this Agreement, or

(iii) to duly perform and observe the terms and provisions of this Agreement,

(c) No Conflict – the Vendor is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur or which gives rise to a requirement to obtain any authorization, consent, approval or waiver from any third Person as a result of, and there are no actions, claims, suits, litigation, investigations or proceedings pending or threatened against or affecting the Vendor which would prevent

(i) the execution and delivery by the Vendor of this Agreement or any other agreement, certificate or instrument to be executed or delivered by the Vendor pursuant to or contemplated by this Agreement, or

(ii) the performance by the Vendor of its obligations pursuant to, or the observance by the Vendor of any of the terms and provisions of, this Agreement,

(d) No Other Agreements – no Person (other than the Purchaser) has any agreement, option or right, present or future, contingent, absolute or capable of becoming an agreement, option or right to require the Vendor to, sell, transfer, assign or otherwise dispose of the M2M Shares owned by such Vendor,

(e) Title to Share Capital – the Vendor owns and has good and marketable title to the Vendor’s M2M Shares as the legal and beneficial owner thereof, free of all Encumbrances,

(f) Company Assets – the Vendor does not have any right or interest in or to any Intellectual Property or other Asset owned by or used by the Company in its business as presently conducted or as currently proposed by the Company to be conducted,

(g) Legal Advice– the Vendor acknowledges and agrees that the Purchaser’s Solicitors have acted as counsel only to the Purchaser and that the Purchaser’s Solicitors are not protecting the rights and interests of any other Party and that the Vendor has had the opportunity to seek and were not prevented from seeking independent legal advice before the execution and delivery of this Agreement and all other agreements, certificates or instruments to be executed or delivered by the Vendor pursuant to or contemplated by this Agreement. If the Vendor did not avail itself of the opportunity to seek independent legal advice before signing this Agreement, the Vendor did so voluntarily without any undue pressure and agrees that such failure to obtain independent legal advice will not be used by the Vendor as a defence to the enforcement by the Purchaser of the obligations of the Vendor under this Agreement or such other agreements, certificates or instruments,

(h) Status of Vendor – the Vendor is not a “U.S. Person” as defined by Regulation S of the U.S. Securities Act and is not acquiring the Purchaser Shares for the account or benefit of a U.S. Person.

A “U.S. Person” is defined by Regulation S of the Act to be any person who is:

(i)	any natural person resident in the United States;

(ii)	any partnership or corporation organized or incorporated under the laws of the United States

(iii)	any estate of which any executor or administrator is a U.S. person;

(iv)	any trust of which any trustee is a U.S. person;

(v)	any agency or branch of a foreign entity located in the United States;

(vi)	any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporate, or (if an individual) resident in the United States; and

(vii)	any partnership or corporation if:

(a) organized or incorporated under the laws of any foreign jurisdiction; and

(b)

formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited Vendors [as defined in Section 230.501(a) of the Act] who are not natural persons, estates or trusts;

(i) the Vendor was not in the United States at the time the offer to purchase the Purchaser Shares was received or this Agreement was executed;

(j) the Vendor has such knowledge, sophistication and experience in business and financial matters such that it is capable of evaluating the merits and risks of the investment in the Purchaser Shares. The Vendor has evaluated the merits and risks of an investment in the Purchaser Shares. The Vendor can bear the economic risk of this investment, and is able to afford a complete loss of this investment;

(k) the Vendor acknowledges that the Purchaser is in the early stages of development of its business and the Purchaser’s success is subject to a number of significant risks, including the risk that the Purchaser will not be able to finance its plan of operations. The Vendor further acknowledges that (i) the Purchaser has limited cash and working capital, and (ii) the Purchaser will have to raise additional capital in order to finance its plan of operations which capital may be raised by the issue of additional shares of its common stock which will result in dilution to the Vendor;

(l) the Purchaser Shares will be acquired by the Vendor for investment for the Vendor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the

Vendor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Vendor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchaser Shares

(m) Information Regarding the Purchaser –the Vendor has been afforded access to information about the Purchaser and the Purchaser’s financial condition, results of operations, business, properties, management and prospects sufficient for it to evaluate its investment in the Purchaser Shares. The Vendor further represents that it has had an opportunity to ask questions and receive answers from representatives of the Purchaser regarding the terms and conditions of the offerings completed by the Purchaser and the business, properties, prospects and financial condition of the Purchaser, each as is necessary to evaluate the merits and risks of investing in the Purchaser Shares. The Vendor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchaser Shares. The Vendor has had full opportunity to discuss this information with the Vendor’s legal and financial advisers prior to execution of this Agreement;

(n) Reliance by Purchaser on Representations – the Vendor acknowledges that the Purchaser will rely on these representations in completing the issuance of the Purchaser Shares to the Vendor;

(o) the Vendor acknowledges that the offering of the Purchaser Shares by the Purchaser has not been reviewed by the SEC or any state securities regulatory authority;

Survival

3.2 The representations and warranties of the Vendor contained in this Agreement will survive the Closing and continue in full force and effect for a period of twenty-four (24) months after the Closing Date.

Save for claims in respect of any breach of the Warranties set out at clause 3.1 arising (or any delay in the discovery of which arises) as a result of fraud or wilful concealment on the part of any Vendor:

No Vendor shall be liable in respect of any claim for breach of any of the Warranties:

     (i) unless the aggregate cumulative amount recoverable from the Vendors in respect of all such claims shall exceed the sum of $500,000 in which case Vendors shall be liable for the whole of this liability and not merely for the excess; and

     (ii) unless he shall have been given written notice of the claim (giving details of the matter in respect of which such claim is made) within 2 years after any Warranties were last given whichever is the later.

The Vendors are not liable for any claim:

(i) relates to matters Disclosed in writing; or
(ii) The Vendors are not liable for any matter related to the Financial Accounts and these liabilities are solely the responsibility of the Warrantors as listed in Part 4 of this agreement.

Should the aggregate cumulative amount of $500,000 be exceeded, the maximum liability of each Vendor for all claims for breach of any Warranties set out at clause 3. is limited as follows:

Vendor	Limit ($) following Closing
Nigel Nicholas	204,647
David Tapsell	22,696
Danny Wootton	181,787
Steven Dotsch	11,729
Deema Freij	10,930
Kevin Sturge	10,930
Andrew Monnery	10,930
Aldridge Professional Services	24,300
Gordon Anderson	22,050

It is understood and agreed that the Vendors are only responsible for the warranties set out in clause 3 and that the Warrantors are responsible for the warranties set out in clause 4

PART 4

REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY

Representations and Warranties in Respect of the Company

4.1 The Warrantors represent and warrant to the Purchaser that, as at both the effective date of this Agreement and the Closing Date, and except to the extent set forth in the Disclosure Schedule,

(a) Organization and Good Standing – the Company is duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all necessary legal and corporate power and authority to own its property and assets and to carry on its business as presently conducted. The Company have delivered to the Purchaser complete and correct copies of its corporation documents including a copy of its certificate of incorporation and a copy of its memorandum and articles of association, all as may be amended, and the statutory books of the Company which contain complete and correct copies of all proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders and the board of directors (including any committees thereof) of the Company. The Company is duly qualified, licensed or registered to carry on business in the jurisdictions where it owns, leases or operates its property,

(b) No Approvals Required – except as has been or will be obtained before the Closing Date, no vote or consent of the holders of any class or series of shares of the Company is necessary to approve and adopt this Agreement or to consummate any of the transactions contemplated hereby, and, to the best of the Warrantors’ knowledge, no authorization, approval, order, license, permit or consent of any Government Entity nor the registration, declaration or filing by either the Company with any such Government Entity is required in order for either the Company

(i) to execute and deliver this Agreement or any other agreement, certificate or instrument to be executed or delivered by the Company pursuant to or contemplated by this Agreement,

(ii) to incur the obligations expressed to be incurred by the Company pursuant to this Agreement, or

(iii) to duly perform and observe the terms and provisions of this Agreement,

(c) No Conflict – subject to obtaining the Consents and Approvals, to the best of the Warrantors’ knowledge, the Company is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, or which could be terminated, cancelled or accelerated, in whole or in part, or which allows any Person to exercise any rights or gives rise to a requirement to obtain any authorization, consent, approval or waiver from any third Person, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein,

(d) No Litigation – to the best of the Warrantors’ knowledge, there is no claim, suit, action, litigation, arbitration proceeding or Government Entity proceeding, including any appeal or application for review, in progress, pending or to the knowledge of the Warrantors, the Company, threatened against, or relating to the Company or affecting the CompanysM2M’ Assets or business,

(e) Compliance with Laws – the Company and their Assets, operations and business have been and are being operated and have been and are, to the best knowledge of the Warrantors, in material compliance with all laws or orders applicable to its business or operations. The Company has not received a notice or other communication alleging a possible violation of any law or order applicable to its business or operations,

(f) Issued Share Capital – the issued equity share capital of the Company is comprised of 16,809 Ordinary shares with a par value of £0.01 (total authorised share capital is. £1000.00) as of the date of this Agreement, all of which have been validly issued and are outstanding and registered in the names of the Vendors as set forth in Schedule 1 in accordance with English law,

(g) No Other Agreements – no Person has any agreement, option or right, present or future, contingent, absolute or capable of becoming an agreement, option or right, or which with the passage of time or the occurrence of any event could become an agreement, option or right, to require the Company to

(i) allot or issue any further or other share in its capital or any other security convertible or exchangeable into any share in its capital,

(ii) convert or exchange any security into or for any share in its capital, or

(iii) purchase, redeem or otherwise acquire any issued and outstanding share in its capital,

(h) Financial Statements – the Financial Statements (i) have been derived from and are in accordance with the books and records of the Company, (ii) have been prepared in accordance with UK GAAP with a reconciliation to US GAAP in accordance with SEC regulations consistently applied with past practice, and (iii) fairly present the financial position of the Company as at each date and the results of operations, cash flows and the changes in shareholder’s equity for each period reported,

(i) Accuracy of Records – to the best knowledge of the Warrantors, all financial transactions of the Company have been fairly reflected in the accounting and financial books and records of the Company, and such books and records are stated in reasonable detail and fairly reflect the basis for the Financial Statements,

(j) Bankruptcy – the Company has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. the Company has not initiated proceedings with respect to a compromise or arrangement with its creditors, or for its winding-up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Company or its Assets and no execution or distress has been levied on any of the Company’s Assets, nor have proceedings been commenced in respect of any of the foregoing,

(k) Absence of Undisclosed Liabilities – except to the extent disclosed, reflected or reserved against in the Financial Statements or incurred in the ordinary and normal course of the business since January 31, 2008, the Company has no outstanding liabilities or obligations (whether accrued, accruing, absolute, contingent or otherwise) and all such reserve amounts are adequate based on the past experience of the Company and are consistent with the accounting procedures used by the Company in previous fiscal periods and there is nothing which indicates that such reserves are not adequate or that higher reserves should be taken,

(l) Absence of Changes – since January 31, 2008 there have not been

(i) any changes in the condition or operations of the business, Assets or financial affairs of the Company which are, individually or in the aggregate, materially adverse, or

(ii) any damage, destruction or loss, labour unrest or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Purchaser in writing, or which to the knowledge of the Warrantor, may materially adversely affect the Assets or the business of the Company,

(m) Absence of Unusual Transactions –since January 31, 2008, the Company has not

(i) transferred, assigned, sold or otherwise disposed of any Asset shown or reflected in the Financial Statements or forgiven, cancelled or released any debt or claim, except in the ordinary and normal course of its business,

(ii) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of its business,

(iii) issued or sold any share in its capital or any warrant, bond, debenture or other corporate security or issued, granted or delivered any right, option or other commitment for the issuance of any such or other security,

(iv) discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), other than current liabilities or the current portion of long-term liabilities disclosed in the Financial Statements or current liabilities incurred since the date thereof in the ordinary and normal course of its business,

(v) declared or made any payment of any dividend or other distribution in respect of any of its shares other than in the agreed upon, nor purchased, redeemed, subdivided, consolidated, or reclassified any share in its capital,

(vi) entered into any transaction not in the ordinary and normal course of its business, (vii) made any gift of money or of any Asset to any Person, (viii) amended or changed or taken any action to amend or change its corporation documents,

(ix) increased or agreed to increase the remuneration of, or paid or agreed to pay any pension, share of profits or other similar benefit to any of its directors, officer or Employees and Contractors or former directors, officers or Employees and Contractors, other than in the ordinary and normal course of its business consistent with past practice and disclosed in writing to the Purchaser,

(x) made any payment of any kind to or on behalf of the Vendors or any of its Affiliates, other than business related expenses, salaries and bonuses in the ordinary and normal course of its business consistent with past practice and as disclosed in the Financial Statements or in writing to the Purchaser,

(xi) mortgaged, pledged, subjected to any lien, granted an option or a security interest in respect of or otherwise encumbered any of its Assets, or

(xii) authorized or agreed or otherwise become committed to do any of the foregoing,

(n) Title to Assets – the Company has legal and beneficial ownership of and good and marketable title to all its Assets and in its financial books and records, free and clear of all Encumbrances and none of such Assets is in the possession of or under the control of any other Person. The Assets owned by the Company represent all assets used by the Company in the conduct of their business and as are necessary for the conduct by the Company of their business. No other person has any interest in any Asset used by either the Company in the conduct of their business,

(o) Bank Accounts and Powers of Attorney – the Disclosure Schedule sets out a correct and complete list showing (i) the name of each bank or other financial institution with which the Company has an account or safe deposit box and the names of all Persons authorized to draw on the account or to have access to the safe deposit box, and (ii) the names of all Persons holding powers of attorney from the Company. True and complete copies of such powers of attorney, if any, have been provided to the Purchaser,

(p) Leased Property –the Company does not own any real property. The Company is not a party to or bound by any leases of real property other than those set out in the Disclosure Schedule and all interests held as lessee are free and clear of all Encumbrances. All rental and other payments required to be paid by under such leases have been duly paid and there is not otherwise any default in meeting its obligations under any such lease,

(q) Material Contracts – all current Material Contracts are set out in the Disclosure Schedule along with each party thereto, and

(i) each such Material Contract is in full force and effect and is a valid and binding agreement of either the Company,

(ii) to the best knowledge of the Warrantors, the Company have performed or are performing all obligations required to be performed by it under each such Material Contract and are not in breach or default thereunder and no other party to any such Material Contract is in breach or default thereunder, and

(iii) the Warrantor does not know of any circumstances that are reasonably likely to occur that could reasonably be expected to adversely affect either the Company’s ability, up to Closing, to perform its obligations under any Material Contract,

(r) Shareholder Loans – there are no shareholder or other loans outstanding in respect of the Company,

(s) Employees and Contractors – the Disclosure Schedule contains a complete and accurate list of the Employees and Contractors, together with their date of hire, title or classification, current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus or other material compensation paid since the beginning of the most recently completed fiscal year or payable to each such Employee and Contractor as of the date of this Agreement. Except as disclosed in the Disclosure Schedule, the Company are not a party to any written or oral contract, agreement or other commitment with any Employee and Contractor. The Warrantors are not aware of the intention of any Employee and Contractor, who is an executive or senior officer, to terminate his or her employment,

(t) Insurance – the Company maintains insurance in force against loss on such Assets, against such risks, in such amounts and to such limits as is in accordance with prudent business practices prevailing in its business,

(u) Corporate Records –to the best knowledge of the Warrantors, the Company have kept all records required to be kept by applicable corporate legislation,

(v) Permits and Licences – the Company hold all authorizations, approvals, orders, licenses, permits or consents issued by any Government Entity which are necessary in connection with the conduct and operation of its business as it is currently conducted and the ownership, leasing or use of its Assets as the same are now owned, leased, used conducted or operated. the Company is not, to the best knowledge of the Warrantors, in material breach of or in default under any of the terms or conditions thereof, and all such authorizations, approvals, orders, licences, permits and consents issued by a Government Entity are listed in the Disclosure Schedule,

(w) Tax Filings and Payments – the Company

(i) has kept and maintained complete and accurate accounting records, invoices and other documents appropriate or requisite and all proper returns and payments for taxation purposes have duly and punctually made, including for the avoidance of doubt all payments in respect of VAT, PAYE and National Insurance Contributions.

(ii) In the six years prior to the date of this agreement there have been no disputes or disagreements with any tax authority, and there are no unsettled or outstanding assessments or appeals, in either such case in respect of taxation and there are no circumstances which may give rise to such a dispute or disagreement after Closing.

(x) Indebtedness to Related Parties – except for the payment of salaries and other compensation payable in the ordinary and normal course and reimbursement for out-of-pocket expenses in the ordinary and normal course and amounts disclosed in the Financial Statements or the Disclosure Schedule, the Company are not indebted to the Vendors, Employees and Contractors, or any Affiliate thereof,

(y) Conduct of Business – to the knowledge of the Warrantors, the Company is not conducting its business in material contravention of any Material Contract, law, regulation or of any direction of a Government Entity,

(z) Condition of Assets – all tangible Assets used by the Company in connection with its business are in good operating condition and in a good state of maintenance and repair, reasonable wear and tear excepted,

(aa) Intellectual Property –

(i) the Disclosure Schedule lists all Intellectual Property (other than unregistered copyrights, know-how, trade secrets and off-the-shelf office productivity software) and all registration applications therefor owned by or licensed to the Company that is material to their business. The Warrantors have delivered to the Purchaser complete and correct copies of all license agreements to which the Company are party relating to such Intellectual Property. The conduct of the business of the Company, as presently conducted and as currently proposed by the Company to be conducted, does not, to the best knowledge of the Warrantors, conflict with, or result in any violation of, or default under, or give rise to any right, license or encumbrance relating to, Intellectual Property owned by the Company or with respect to which the Company now has or has had any contract with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any contract to which the Company is a party, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in the creation of any Encumbrance in or upon any Intellectual Property or right owned or used by the Company,

(ii) the Company uses all Intellectual Property that it does not own only in the manner and for the purposes authorized and specified by the owner or licensor of such Intellectual Property, and to the extent the Company has granted exclusive rights to Intellectual Property to another Person, the Company has not used such Intellectual Property for any purpose, including for development purposes or sale or distribution, except to such other Person,

(iii) the Company owns, or is licensed or otherwise has the right to use, in each case, without ongoing payments to third parties except as disclosed in the Disclosure Schedule, and free and clear of any Encumbrances, all Intellectual Property used in or necessary to carry on its business as presently conducted or as currently proposed by the Company to be conducted,

(iv) the Company has not been notified by any Person that its planned products and services infringe upon or otherwise violate the rights of any Person with regard to any Intellectual Property owned by, licensed to or otherwise used by such Person,

(v) to the best knowledge of the Warrantors, no Person is infringing on or otherwise violating any right of either the Company with respect to any Intellectual Property owned by, licensed to or otherwise used by the Company,

(vi) each current or former officer, Employee and Contractor or consultant of the Company has assigned and transferred, or on or before the Closing Date will have assigned and transferred, to the Company all ownership and other rights of any nature whatsoever of such Person in any Intellectual Property claimed to be owned by the Company, no current or former director of either the Company has any ownership or other rights of any nature whatsoever in any Intellectual Property claimed to be owned by the Company and no current or former director, officer, Employee and Contractor or consultant of the Company (or any member of their immediate families) has a valid claim against either the Company in connection with the involvement of such Persons in the conception and development of any computer software or other Intellectual Property of the Company, and

(vii) except as set forth in the Disclosure Schedule, the Company does not own title to or uses any registered service mark, trade name or trademark, or, to the best knowledge of both the Warrantors, any service mark, trade name or trademark in which a third Person has any legal interest, except with the consent of such third person,, and

(bb) Undisclosed Information – the Warrantors do not have any material information which is not generally known or which has not been disclosed in writing to the Purchaser by either the Company and/or the Vendors and which if known could reasonably be expected to have a material adverse effect on the value of the either M2M Shares, or the Assets or business of the Company.

Other Representations

4.2 All statements contained in any written certificate or other written instrument delivered by or on behalf of the Warrantors or the Company pursuant to this Agreement will be deemed to be representations and warranties by the Warrantor hereunder.

Reliance

4.3 The Warrantors acknowledge and agree that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

Survival

4.4 The representations and warranties of the Warrantors contained in this Agreement will survive the Closing and continue in full force and effect for a period of twenty-four (24) months after the Closing Date

Save for claims in respect of any breach of the Warranties set out in clause 4.1 arising (or any delay in the discovery of which arises) as a result of fraud or wilful concealment on the part of any Warrantor:

No Warrantor shall be liable in respect of any claim for breach of any of the Warranties:

     (i) unless the aggregate cumulative amount recoverable from the Warrantors in respect of all such claims shall exceed the sum of $500,000 in which case the Warrantors shall be liable for the whole of this liability and not merely for the excess; and

     (ii) unless he shall have been given written notice of the claim (giving details of the matter in respect of which such claim is made) within 2 years after any Warranties were last given whichever is the later.

The Warrantors are not liable for any claim:

(i) relates to matters Disclosed; or

(ii) relates to any matter specifically and fully provided for in the Financial Accounts.

Should the aggregate cumulative amount of $500,000 be exceded, the maximum liability of each Warrantor for all claims for breach of any Warranties set out in clause 4.1 is limited as follows:

Vendor	Limit ($) following Closing
Nigel Nicholas	250,000
Danny Wootton	250,000

PART 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Representations and Warranties in Respect of the Purchaser

5.1 The Purchaser represents and warrants to the Vendor that as at both the effective date of this Agreement and the Closing Date

(a) Organization and Good Standing – the Purchaser is duly incorporated under the laws of its jurisdictions of incorporation and is validly existing and in good standing with respect to the filing of annual returns under such laws,

(b) Authority – the Purchaser has all necessary corporate right, authority, power and capacity to execute and deliver this Agreement, to acquire the M2M Shares, to perform all of its obligations hereunder and to comply with the terms and provisions of this Agreement and this Agreement constitutes a valid and binding obligation of the Purchaser in accordance with its terms,

(c) No Approvals Required –except for filings required by applicable securities legislation, no authorization, approval, order, license, permit or consent of any Government Entity, regulatory body or court nor the registration, declaration or filing by the Purchaser with any such Government Entity, regulatory body or court is required in order for the Purchaser

(i) to execute and deliver this Agreement or any other agreement, certificate or instrument to be executed or delivered by the Purchaser pursuant to or contemplated by this Agreement,

(ii) to incur the obligations expressed to be incurred by the Purchaser pursuant to this Agreement, or

(iii) to duly perform and observe the terms and provisions of this Agreement,

(d) No Conflict – the Purchaser is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of

(i) the execution and delivery by the Purchaser of this Agreement or any other agreement, certificate or instrument to be executed or delivered by the Purchaser pursuant to or contemplated by this Agreement, or

(ii) the performance by the Purchaser of its obligations pursuant to, or the observance by the Purchaser of any of the terms and provisions of, this Agreement,

(e) Capitalization – the authorized capital of the Purchaser consists of 300,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 48,027,021 shares of common stock and no shares of preferred stock are outstanding as at the Effective Date In addition, warrants to purchase an aggregate of 5,994,577 shares in the Purchaser’s Common Stock have been issued and options to purchase an aggregate of 71,369 shares in the Purchaser’s Common Stock have been issued.

(f) Purchaser Shares – upon issuance to the Vendor in accordance with this Agreement, the Purchaser Shares will be validly issued, fully paid and non-assessable shares of the common stock of the Purchaser,

(g) Outstanding Rights to Purchase Shares –other than set forth in Section 5.1(e) the Purchaser has not issued or committed to issue any shares, common share purchase warrants or options to purchase Shares,

(h) No Litigation – there is no claim, suit, action, litigation, arbitration proceeding or Government Entity proceeding, including any appeal or application for review, in progress, pending or to the knowledge of the Purchaser threatened against, or relating to the Purchaser or affecting the Purchaser’s Assets or business, and

(i) Compliance with Laws – the Purchaser and its Assets, operations and business have been and are being operated and have been and are in material compliance with all laws or orders applicable to its business or operations. The Purchaser has not received a notice or other communication alleging a possible violation of any law or order applicable to its business or

(j) Bankruptcy – the Purchaser has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors, or for its winding-up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Purchaser or its Assets and no execution or distress has been levied on any of the Purchaser’s Assets, nor have proceedings been commenced in respect of any of the foregoing,

(k) Absence of Changes – since January 31, 2008 there have not been

(i) any changes in the condition or operations of the business, Assets or financial affairs of the Purchaser which are, individually or in the aggregate, materially adverse, or

(ii) any damage, destruction or loss, labour unrest or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known or which has not been disclosed to the Vendors in writing, or which may materially adversely affect the Assets or the business of the Purchaser,

(l) Absence of Unusual Transactions – since January 31, 2008, the Purchaser has not

(i) transferred, assigned, sold or otherwise disposed of any Asset or forgiven, cancelled or released any debt or claim, except in the ordinary and normal course of its business operations,

(ii) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of its business,

(iii) issued or sold any share in its capital or any warrant, bond, debenture or other corporate security or issued, granted or delivered any right, option or other commitment for the issuance of any such or other security,

(iv) discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), other than current liabilities or the current portion of long-term liabilities disclosed in the Purchaser’s financial statements or current liabilities incurred since the date thereof in the ordinary and normal course of its business,

(v) declared or made any payment of any dividend or other distribution in respect of any of its shares other than in the agreed upon, nor purchased, redeemed, subdivided, consolidated, or reclassified any share in its capital,

(vi) entered into any transaction not in the ordinary and normal course of its business, (vii) made any gift of money or of any Asset to any Person, (viii) amended or changed or taken any action to amend or change its corporation documents,

(ix) increased or agreed to increase the remuneration of, or paid or agreed to pay any pension, share of profits or other similar benefit to any of its directors, officer or employees and contractors or former directors, officers or employees and contractors, other than in the ordinary and normal course of its business,

(x) made any payment of any kind to or on behalf of the Purchaser or any of its Affiliates, other than business related expenses, salaries and bonuses in the ordinary and normal course of its business consistent with past practice,

(xi) mortgaged, pledged, subjected to any lien, granted an option or a security interest in respect of or otherwise encumbered any of its Assets, or

(xii) authorized or agreed or otherwise become committed to do any of the foregoing,

(m) Tax Filings and Payments – the Purchaser

(i) has kept and maintained complete and accurate accounting records, invoices and other documents appropriate or requisite and all proper returns and payments for taxation purposes have duly and punctually made, including for the avoidance of doubt all payments in respect of IRS (i.e. VAT, all taxes payable on salaries and income taxes).

(ii) In the six years prior to the date of this agreement there have been no disputes or disagreements with any tax authority, and there are no unsettled or outstanding assessments or appeals, in either such case in respect of taxation and there are no circumstances which may give rise to such a dispute or disagreement after Closing.

Other Representations

5.2 All statements contained in any written certificate or other written instrument delivered by or on behalf of the Purchaser pursuant to this Agreement will be deemed to be representations and warranties by the Purchaser hereunder.

Reliance

5.3 The Purchaser acknowledges and agrees that the Vendors have entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

Survival

5.4 The representations and warranties of the Purchaser contained in this Agreement will survive the Closing and continue in full force and effect for a period of twenty-four [24] months after the Closing Date.

PART 6

PRE-CLOSING COVENANTS

Conduct of Business

6.1 The Warrantors covenant and agree with the Purchaser that until the Closing Date or termination of this Agreement, except as otherwise contemplated in this Agreement or agreed to in writing by the Purchaser, they will

(a) Conduct Business in Ordinary and Normal Course – to conduct its business in the ordinary and normal course thereof, including the payment of all current liabilities and accounts in the ordinary and normal course, and not negotiate or execute any new Material Contracts or terminate, cancel or modify in any material respect any existing Material Contracts, and

(b) Necessary Steps – to take all actions, steps and proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution, delivery and performance of this Agreement and the completion of the transactions.

PART 7

CONDITIONS PRECEDENT

Purchaser’s Conditions

7.1 The obligations of the Purchaser to complete the purchase of the M2M Shares are subject to the satisfaction of or compliance with each of the following conditions precedent on or before the Closing Date

(a) Truth and Accuracy of Representations and Warranties of the Vendor – the representations and warranties of the Vendors and the Warrantors contained herein are true and correct in all material respects as at the Closing Date with the same effect as if made on the Closing Date, except as Disclosed,

(b) Performance of Obligations – the Vendors and the Warrantors have, in all material respects, performed and complied with all the obligations, covenants and agreements to be performed and complied with by each of them on or before the Closing Date,

(c) Financial Statements - the receipt of such audited financial statements of the Company as may be reasonably requested by the Purchaser and the Purchaser’s Solicitor’s, such financial statements to be prepared in accordance with United States GAAP and GAAS and prepared by and containing an unqualified audit report of a member firm of the United States Public Company Accounting Oversight Board .

(d) Consulting / Employment Agreements – the Company and the Purchaser will have agreed to and executed new consulting or employment agreements with each of the following individuals on the following terms, which will supersede all previous agreements between such individuals and the Company

Name	Position	Type of Agreement	Compensation and Term
Gordon Anderson	CEO	Employment or Consulting
Kate Aldridge	COO	Consulting
Danny Wootton	NED	Consulting

Vendor’s Conditions

7.2 The obligations of the Vendors to complete the sale of the Shares of the Company are subject to the satisfaction of or compliance with each of the following conditions precedent on or before the Closing Date

(a) Truth and Accuracy of Representations and Warranties of the Purchaser – the representations and warranties of the Purchaser contained herein are true and correct in all material respects as at the Closing Date with the same effect as if made on the Closing Date,

(b) Performance of Obligations – the Purchaser has, in all material respects, performed and complied with all the obligations, covenants and agreements to be performed and complied with by it on or before the Closing Date,

Mutual Conditions

7.3 The obligations of the Vendors, the Company and the Purchaser to complete the purchase of the Shares of the Company are subject to the receipt of all necessary regulatory approval to the completion of the acquisition of the Shares of the Company on the terms set forth in this Agreement.

Waiver

7.4 The conditions precedent set forth in this Part 7 are for the exclusive benefit of the party to whom they are addressed (the “Benefiting Party”) and may be waived by the Benefiting Party in writing in whole or in part on or before the Closing Date. The waiver by the Benefiting Party of any condition set forth in this Part 7, the acknowledgement or agreement by the Benefiting Party that any such condition has been satisfied and the completion of the purchase and sale transaction contemplated by this Agreement will be without prejudice to the Benefiting Party’s rights in respect of the warranties, representations, covenants and indemnities to be relied upon by the Benefiting Party in connection with the sale and purchase of the Shares of the Company.

PART 8

CLOSING

Closing Date and Location

8.1 The Closing will take place on the Closing Date at the offices of the Purchaser in Wiltshire, England or at such other time, date or location as may be agreed to in writing by the Parties.

Vendor’s Closing Documents

8.2 On or before the Closing Date Warrantors will deliver, or cause to be delivered the following documents:

(a) transfers of the M2M Shares executed by the registered holders in favour of the Purchaser. Any stamp duty payable on the shares is payable by the purchaser;

(b) a certified true copy of the Company’s official share register proving conclusive and legally binding proof of ownership of all of the M2M Shares in the name of the Purchaser;

(c) a certificate from the Warrantors certifying as at the Closing Date the truth and accuracy of the representations, warranties and covenants of the Warrantors in this Agreement;

(d) such other documents and instruments, other than those set out above, as may be reasonably requested by the Purchaser’s Solicitors in order to complete the transactions set out in this Agreement;

(e) completion of transfer of ownership and registration of ownership in name of Mobiventures, demonstrated by the registered owners signing of the relevant Stock Transfer form and delivery of such documents by the Vendor in accordance with this §8.2 will be deemed to satisfy the conditions precedent set forth in §7.1

Purchaser’s Closing Documents

8.3 On or before the Closing Date, the Purchaser will deliver, or cause to be delivered, to the Purchaser’s Solicitors, in trust, the following documents and funds:

(a) share certificates carrying a legend as provided for in this Agreement representing the Purchaser’s Shares and registered in the names of the Vendors as directed;

(b) a certified true copy of Purchaser’s official share register proving conclusive and legally binding proof of ownership of all of the Purchaser’s Shares in the names of the Vendors;

(c) a certified copy of resolutions of the directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser;

(d) such other documents and instruments, other than those set out in above, as may be reasonably requested by Vendor’s Solicitors in order to complete the transactions set out in this Agreement;

(e) promissory notes executed by the Purchaser in the aggregate amount of $1,500,000, as follows

(i) a Promissory note in the amount of $500,000 due and payable on the 31st October 2008 to the Vendors in proportion to their respective shareholdings as at the date of closing;

(ii) a Promissory note in the amount of $500,000 due and payable on the date that is twelve months from closing to the Vendors in proportion to their respective shareholdings as at the date of closing;

(iii) a Promissory note in the amount of $500,000 due and payable on the date that is twenty four months from closing to the Vendors in proportion to their respective shareholdings as at the date of closing;

and delivery of such documents and promissory notes by the Purchaser in accordance with this §8.3 will be deemed to satisfy the conditions precedent set forth in §7.2.

Effect of default on payment of the Purchase price

8.4 In the event that the Purchaser defaults on any payments according to §2.2, the Purchaser will pay the Vendors a penalty of 200,000 USD in shares, to be issued to the Vendors for each delayed payment in accordance with the shareholdings in Schedule 1. The shares will be valued at the average of the closing price on each of the 5 days preceding the payment date of the promissory notes. This penalty will apply to each of the scheduled payments outlined in §2.2, but is only applied once per scheduled payment.

PART 9

TERMINATION

Termination Rights

9.1 This Agreement may, by notice in writing given before or on the Closing, be terminated:

(a) by mutual consent of the Vendor and the Purchaser;

(b) by the Purchaser if any of the conditions precedent in Part 7 in favour of the Purchaser have not been satisfied at or before Closing and the Purchaser has not waived such condition precedent at or before Closing;

(c) by the Vendor if any of the conditions precedent in Part 7 in favour of the Vendor have not been satisfied at or before Closing and the Vendor has not waived such condition precedent at or before Closing; or

(d) by any Party if the Closing has not occurred on or before 31st March 2008, or such later date as the Parties may agree to in writing, unless the Closing has not occurred by such date because the Party seeking to terminate this Agreement has failed to perform any one or more of its obligations or covenants under this Agreement to be performed at or before Closing.

(e) if the Closing is not completed due to the failure or delay by the Purchaser, the wasted professional fees incurred by the Company will be paid by the Purchaser upon presentation of valid invoices and $80,000 will be paid to the Company for use of the Company’s management resources on the Purchaser’s activities.

Effect of Termination

9.2 Each Party’s right of termination under this Part is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in this Part limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

9.3 If this Agreement is terminated pursuant to any provision of §9.1, all obligations of the Parties under this Agreement will terminate, except if this Agreement is terminated by a Party because of a breach of this Agreement by the another Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement which are reasonably capable of being performed or caused to be performed by such Party, and the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

PART 10.

GENERAL

Acknowledgement of Confidentiality

10.1 The Vendors acknowledge and agree that:

(a) they have had access to information and trade secrets pertaining to the business, services and Intellectual Property of the Company and the Purchaser, (collectively, the “Confidential Information”),

(b) the disclosure of any of the Confidential Information to competitors of the Company or the Purchaser, to others or to the public, would be highly detrimental to the best interests of the Purchaser and the Company, and

(c) the right to maintain the Confidential Information constitutes a proprietary right which the Purchaser and the Company are entitled to protect.

Covenant on Confidentiality

10.2 The Vendors jointly and severally covenant and agree that at all times hereafter they will

(a) hold all of the Confidential Information in secrecy, as the trustee or custodian for the Purchaser and the Company, and for the Purchaser and the Company’s exclusive benefit and use,

(b) faithfully do all in its power to assist the Purchaser and the Company in maintaining the secrecy of the Confidential Information, and

(c) not at any time without the prior written consent of the Purchaser,

(i) disclose or divulge, directly or indirectly, to any person, firm or corporation any of the Confidential Information, or

(ii) practise or use, other than for the benefit of the Purchaser or the Company, any of the Confidential Information.

Exceptions

10.3 Notwithstanding §10.1(a), nothing will be deemed to be Confidential Information which:

(a) is known to the party receiving the information at the time of disclosure, unless any individual who knows the information is under an obligation to keep that information confidential;

(b) becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

(c) is received by the party receiving the information from a third party not under an obligation to keep that information confidential.

10.4 The provisions of §10.2 will not prohibit the disclosure of information required to be made under federal or state securities laws, rules and regulations or by order of any federal, state or local regulatory agency or as otherwise required to be disclosed under applicable law. If any disclosure is so required, the party making such disclosure will consult with the other party before making such disclosure, and the parties will use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

Governing Law and Attornment

10.5 This Agreement will be exclusively governed by, and interpreted and construed in accordance with, the laws prevailing in the State of Nevada and the parties irrevocably and unconditionally attorn to the jurisdiction of the courts of the State of Nevada and all courts having appellate jurisdiction thereover. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Notices

10.6 Every notice, request, demand or direction to be given pursuant to this Agreement must be in writing and must be delivered by hand (e.g. Federal Express or other reputable courier service) or sent by facsimile transmission or other similar form of written transmission by electronic means, in each case addressed as follows:

(a)	if to the Purchaser:
Mobiventures Inc. Sunnyside Brinkworth Chippenham Wiltshire SN15 5BY England

Facsimile:
Attention: Peter Ahman, President

with a copy to:
Lang Michener LLP
1500 – 1055 West Georgia Street Vancouver, British Columbia Canada V6E 4N7

Facsimile: (604) 893-2356 Attention: Michael Taylor

(b)	if to the Vendors at the addresses first written above:

(c)	if to the Company:
Move2Mobile Limited. Sunnyside Brinkworth Chippenham Wiltshire SN15 5BY England Facsimile: 0044 1666 510459 Attention: Danny Wootton

or to such other address or transmission receiving station in as specified by a party by notice to each other party. Any notice delivered by hand or sent by facsimile transmission will be deemed conclusively to have been effectively given on the day notice was delivered or sent as aforesaid if it was delivered or sent on a day that was a Business Day at the place of the intended recipient, or on the next day that is a Business Day at such place if it was delivered or sent on a day that was not a Business Day at such place.

Time of Essence

10.7 Time is of the essence in the performance of each obligation under this Agreement.

Public Notices

10.8 The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and co-ordinated and no Party will act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Public Disclosure

10.9 Before and after Closing, none of the Parties will disclose the terms of this Agreement, except as reasonably required for income tax purposes or as otherwise may be required by law including all securities laws and applicable stock exchange rules and policies. Notwithstanding the foregoing, in the case of any public filing of this Agreement under applicable securities laws the Parties will use reasonable efforts to jointly plan and coordinate such filings.

Entire Agreement

10.10 This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof.

Waiver and Consent

10.11 No delay or failure by a party to exercise any of its rights under this Agreement constitutes a waiver of any such right. No consent or waiver, express or implied, by a party to, or of any breach or default by any other party of, any or all of its obligations under this Agreement will,

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section,

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation,

(c) constitute a general waiver under this Agreement, or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

Severability

10.12 If a court of other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Amendments

10.13 This Agreement may not be amended except in writing signed by each Party.

Further Assurances

10.14 The Parties will with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Assignment

10.15 No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Parties.

Enurement

10.16 This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Counterparts

10.17 This Agreement may be executed in any number of counterparts, in original form or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which will together be deemed to be an original, notwithstanding that each party is not a signatory to the same counterpart.

Costs

10.18 Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the Purchaser. Any costs incurred by the Purchaser on behalf of the vendor, will be deducted from the compensation outlined in §9.1(e) if the Closing is not completed due to the failure or delay by the Purchaser.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as a deed effective as of the day and year first above written.

MOBIVENTURES INC. a Nevada corporation by its authorized signatory

/s/ Peter Ahman

Per:  ______________________

Peter Ahman, President

Per:  ______________________

DANNY WOOTTON	WITNESSED BY
a principal shareholder of Move2Mobile Limited:

/s/ Danny Wootton	/s/ M.L. Wootton
Signature of Authorized Signatory	Signature Of Witness by

Director Move2Mobile Ltd	MARY WOOTTON
Name and Position of Authorized Signatory	Name Of Witness

SUNNYSIDE, BRINKWORTH

NR CHIPPENHAM, WILTS. SN15 5BY
Address Of Witness

NIGEL NICHOLAS	WITNESSED BY
a principal shareholder of Move2Mobile Limited:
/s/ Nigel Nicholas	/s/ S. L. Richmond
Signature of Authorized Signatory	Signature Of Witness by
DIRECTOR, MOVE2MOBILE LTD.	S. L. RICHMOND
Name and Position of Authorized Signatory	Name Of Witness
13 BICTON ST. EXMOUTH EX8 2RU
Address Of Witness

DAVID TAPSELL	WITNESSED BY
a shareholder of Move2Mobile Limited:

/s/ David Tapsell	/s/ Guy Scholgz
Signature of Authorized Signatory	Signature Of Witness by

SHAREHOLDER	GUY SCHOLGZ
Name and Position of Authorized Signatory	Name Of Witness

26 SANDY RD CALVERT BUCKS MK18 2FW
Address Of Witness

STEVEN DOTSCH	WITNESSED BY
a shareholder of Move2Mobile Limited:

/s/ Steven Dotsch	/s/ Debbie Carne
Signature of Authorized Signatory	Signature Of Witness by

S J DOTSCH	D. CARNE
Name and Position of Authorized Signatory	Name Of Witness

26, CHOLMELEY PARK, N6 5EU
Address Of Witness

DEEMA FREIJ	WITNESSED BY
a shareholder of Move2Mobile Limited:
/s/ Deema Freij	/s/ Montse Martin
Signature of Authorized Signatory	Signature Of Witness by
DEEMA FREIJ	MONTSE MARTIN
Name and Position of Authorized Signatory	Name Of Witness
BONAVISTA 6 080R BARCELONA
Address Of Witness

KEVIN STURGE	WITNESSED BY
a shareholder of Move2Mobile Limited:

/s/ Kevin Sturge	/s/ Yiannoulla Sturge
Signature of Authorized Signatory	Signature Of Witness by

KEVIN STURGE	YIANNOULLA STURGE
Name and Position of Authorized Signatory	Name Of Witness

18927 MONTE VISTA DR

SARATOGA CA 95070 USA
Address Of Witness

ANDREW MONNERY	WITNESSED BY
a shareholder of Move2Mobile Limited:
/s/ Andrew Monnery	/s/ Ernest Akinlola
Signature of Authorized Signatory	Signature Of Witness by
ANDREW MONNERY, SHAREHOLDER	ERNEST AKINLOLA
Name and Position of Authorized Signatory	Name Of Witness
5 FORESTDALE, LONDON N14 7DY
Address Of Witness

EXECUTED AS A DEED for and on behalf of	WITNESSED BY
ALDRIDGE PROFESSIONAL SERVICES

a shareholder of Move2Mobile Limited by:	/s/ Ben Aldridge (12 March 2008)

/s/ Ben Aldridge	Signature Of Witness by

Signature of Authorized Director	Sherree Aldridge

Ben Aldridge	Name Of Witness
Name and Position of Authorized Signatory	53 Wootton Cr. Gardon. Act
Australia 2906
Director and Secretary
12 March 2008	Address Of Witness

GORDON ANDERSON	WITNESSED BY
a shareholder of Move2Mobile Limited:

/s/ Gordon Anderson	/s/ Graham Dullup
Signature of Authorized Signatory	Signature Of Witness by

GORDON ANDERSON CEO	GRAHAM DULLOP
Name and Position of Authorized Signatory	Name Of Witness

10A WATFURD ROAD

RADLETT, HERTS WD7 8LD
Address Of Witness